Exhibit 99.1

Trans World Corporation Announces 2010 Third Quarter Financial Results

Third Quarter 2010 Financial Highlights

  Net income of $455,000, or $0.05 per diluted share
  Stockholders’ equity of $4.20 per diluted share

NEW YORK--(BUSINESS WIRE)--November 3, 2010--Trans World Corporation (“TWC” or the “Company”) (OTC BB: TWOC), a premier owner and operator of casinos and a hotel in Europe, today reported financial results for its third quarter and nine months ended September 30, 2010.

Mr. Rami Ramadan, Chief Executive Officer of TWC commented, “We were pleased to report third quarter profitability and positive cash from operations despite a number of unusual factors and have confidence that business is trending in the right direction. During the period, the 2010 FIFA World Cup negatively affected attendance, as our primary customer base consists of European fans of the event. However, once the World Cup ended on July 11th, we saw our attendance return to projected levels. Additionally, we experienced a higher level of live game wins by our regular players. Though it negatively impacted our bottom line for the period, wins such as these are the nature of our business and integral to increasing market awareness and driving attendance.”

Mr. Ramadan continued, “Through October, we are tracking well ahead of last year’s pace in the fourth quarter, which has historically been our best in terms of business volume. We will continue to benefit also from rising patronage of our Hotel Savannah and Spa, which increases business at the adjacent Route 59 Casino. While we remain focused on generating cash and operating profitably within our existing operations, we are looking also at several opportunities in the hospitality and gaming arena including potential strategic acquisitions in Europe and the United States.”

Financial and Operating Highlights

  Third quarter 2010 revenues were approximately $8.0 million compared with $8.7 million in the same period of 2009. The $700,000 decline in revenues was primarily due to the negative impact of the 2010 FIFA World Cup mentioned above, higher live-game losses, and stronger than expected competition at one of our casinos. These factors were partially offset by the steadily improving performance at the Company’s Route 59 Casino and Hotel Savannah.
  EBITDA for the third quarter of 2010 was approximately $1.1 million as compared with $1.4 million achieved in the same quarter last year. The decrease was due to lower revenue, partially offset by cost savings. A table reconciling EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to the appropriate GAAP measure is included with the Company’s financial information below.
  Net income for the third quarter was $455,000, or $0.05 per diluted share, compared with net income of $552,000, or $0.06 per diluted share, for the same quarter a year ago. The decline was primarily due to the lower top line performance mentioned above, which was partially offset by reductions in expenses.
  For the nine months ended September 30, 2010, revenues were $24.6 million compared with $25.3 million for the 2009 period. The decrease was due to the factors mentioned above plus an unusually severe winter during the first quarter of 2010. EBITDA for the nine months was $3.2 million compared with $4.2 million for the 2009 period. Net Income was $1.2 million, or $0.14 per diluted share, compared with $2.0 million, or $0.23 per diluted share, for the 2009 period.

Balance Sheet Highlights

The Company had cash of $2.2 million at September 30, 2010 compared with $2.6 million at December 31, 2009. Total assets at September 30, 2010 were approximately $53.0 million versus approximately $53.7 million at December 31, 2009. The decline in asset value was attributable to a combination of depreciation and the impact of Czech to U.S. exchange rates on asset revaluations. Stockholders’ equity was approximately $37.4 million, or $4.20 per diluted share, compared with $35.5 million, or $3.97 per diluted share, at December 31, 2009.

As previously announced on July 12, 2010, the Company retired its unsecured promissory notes aggregating $1.6 million, which had matured on June 26, 2010, along with a total payment of $295,000 in associated deferred and accrued interest.

Conference Call

TWC will host a conference call to discuss these results at 2:00 p.m. EST today, November 3, 2010. Anyone interested in participating should call 1-877-869-3847 if calling within the United States or 1-201-689-8261 if calling internationally, approximately 10 minutes prior to 2:00 p.m. Participants should ask for the Trans World Corporation 2010 Third Quarter Financial Results conference call.

The conference call will also be webcast live via the Investor Relations section of Trans World’s website at www.transwc.com, or by clicking the following link: http://www.investorcalendar.com/IC/CEPage.asp?ID=161993.

To listen to the live call, please go the website at least 15 minutes early to register, download, and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for 30 days.

About Trans World Corporation

Trans World Corporation, founded in 1993, is a publicly traded US corporation with all of its gaming and hotel operations in Europe. TWC’s casinos operate under the registered brand name American Chance Casinos and are strategically located in border towns in the Czech Republic and in the case of the Croatian casino that it manages, near a resort city. The Company owns and operates the Ceska and Rozvadov casinos on the Czech-German border near Regensburg, Germany; Route 59 Casino, Hotel Savannah and the Spa at Hotel Savannah on the Czech-Austrian border north of Vienna, Austria; and the Route 55 Casino on the Czech-Austrian border north of Linz, Austria. TWC also operates the Grand Casino Lav near Split, Croatia under a management contract.

Additional information about TWC and its American Chance Casinos and the Hotel Savannah, can be found at www.transwc.com, www.american-chance-casinos.com and www.hotel-savannah.com, which are not part of this release.

This press release contains certain forward-looking statements and data. Any statements and data contained herein that are not historical fact may be deemed to be forward-looking data. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipates,” “estimates,” or “continue” or comparable terminology or the negative thereof are intended to identify certain forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, both known and unknown, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or data whether as a result of new information, future events or otherwise.

TRANS WORLD CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS Three and Nine Months Ended September 30, 2010 and 2009 (in thousands, except for share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$7,967	$8,735	$24,626	$25,292

COSTS AND EXPENSES:
Cost of revenues	4,494	4,999	13,570	13,645
Depreciation and amortization	509	626	1,495	1,615
Selling, general and administrative	2,385	2,347	7,873	7,427
	7,388	7,972	22,938	22,687

INCOME FROM OPERATIONS	579	763	1,688	2,605

OTHER EXPENSE:
Interest expense, net	(124)	(211)	(457)	(566)

NET INCOME	$455	$552	$1,231	$2,039

Weighted Average Common Shares Outstanding:
Basic	8,871,640	8,871,640	8,871,640	8,869,806
Diluted	8,919,987	8,952,423	8,919,987	8,950,589

Earnings Per Common Share:
Basic	$0.05	$0.06	$0.14	$0.23
Diluted	$0.05	$0.06	$0.14	$0.23

TRANS WORLD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2010 and December 31, 2009
(in thousands, except for share data)

ASSETS	September 30, 2010	December 31, 2009
	(Unaudited)
CURRENT ASSETS:
Cash	$2,216	$2,582
Prepaid expenses	803	1,026
Notes receivable, current portion	397	225
Other current assets	606	1,897

Total current assets	4,022	5,730

PROPERTY AND EQUIPMENT, less accumulated depreciation of $10,875 and $9,316, respectively	37,665	38,203

OTHER ASSETS:
Goodwill	6,703	6,577
Notes receivable, less current portion	1,125	1,309
Deposits and other assets	3,458	1,849

Total other assets	11,286	9,735

	$52,973	$53,668

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Long-term debt, current maturities	$2,087	$3,521
Capital lease, current portion	47	50
Accounts payable	1,619	1,206
Interest payable		218
Czech tax accrual	3,212	4,459
Accrued expenses and other current liabilities	1,387	1,659

Total current liabilities	8,352	11,113

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	7,107	6,983
Capital lease, less current portion	69	57

Total long-term liabilities	7,176	7,040

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Preferred stock, $.001 par value, 4,000,000 shares authorized, none issued
Common stock, $.001 par value, 20,000,000 shares authorized, 8,871,640 shares, issued and outstanding, respectively	9	9
Additional paid-in capital	51,909	51,710
Accumulated other comprehensive income	9,583	9,083
Accumulated deficit	(24,056)	(25,287)
Total stockholders' equity	37,445	35,515
	$52,973	$53,668

TRANS WORLD CORPORATION AND SUBSIDIARIES EBITDA RECONCILIATION Three and Nine Months Ended September 30, 2010 and 2009 (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

NET INCOME	$455	$552	$1,231	$2,039
Add: Interest expense, net	124	211	457	566
Add: Depreciation and amortization expense	509	626	1,495	1,615
EBITDA	$1,088	$1,389	$3,183	$4,220

EBITDA margin (% of revenues)	13.7%	15.9%	12.9%	16.7%

Reconciliation of Non-GAAP Measures to GAAP

The Company believes that EBITDA, a non-GAAP financial measure provides useful information to its investors as well as to others who might be interested in purchasing shares of TWC common stock. This belief is based on conversations and meetings TWC’s management has had with its investors where the substance of these talks has centered around historical and prospective EBITDA measurements. Based on management’s observations, it appears that, even though the EBITDA measurement is not “GAAP,” it does enhance investors’ understanding of the Company’s business. In short, this performance measurement gives an analytic view of the Company’s operational earnings on a cash-basis, excluding the impact of debt obligations and (non-cash) depreciation and amortization.

CONTACT:
Trans World Corporation
Manager of Communications
Jill Yarussi, 212-983-3355
JYarussi@transwc.com
www.transwc.com
or
Investor Relations:
The Equity Group Inc.
Vice President
Adam Prior, 212-836-9606
APrior@equityny.com
or
Senior Account Executive
Melissa Dixon, 212-836-9613
MDixon@equityny.com
www.theequitygroup.com